Casey's General Stores
June 6, 2017

Corporate Speakers

•	William Walljasper; Casey’s General Stores, Inc.; CFO and SVP

•	Terry Handley; Casey’s General Stores, Inc.; CEO, President and Director

Participants

•	Kelly Bania; BMO Capital Markets; Analyst

•	Ryan Gilligan; Barclays; Analyst

•	Stephen Tanal; Goldman Sachs; VP, Analyst

•	Charles Cerankosky; Northcoast Research Holdings, LLC; Analyst

•	Irene Nattel; RBC Captial Markets; Managing Director, Analyst

•	Christopher Mandeville; Jefferies, LLC; Analyst

•	Ben Bienvenu; Stephens Inc; Analyst

•	Ben Brownlow; Raymond James; Analyst

•	Anthony Lebiedzinski; Sidoti & company; Analyst

•	Robert Summers, Macquarie; Analyst

•	Charles Cerankosky; Northcoast Research; Analyst

•	Shane Higgins; Deutsche Bank; Analyst

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Fourth Quarter Fiscal Year 2017 Casey's General Stores Earnings Conference Call.

(Operator Instructions).

As a reminder, today's program is being recorded. And now I would like to introduce your host for today's program, Bill Walljasper, Chief Financial Officer. Please go ahead.

William Walljasper: Thank you. Good morning. Thank you for joining us to discuss Casey's results for the fiscal year ended April 30. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin, I'll remind you that certain statements made by us during this investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the SEC and available on our website.

Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

This morning, Terry will first take a few minutes to summarize the results in the fourth quarter. I will then provide some additional details, and then afterwards, we will open up for questions about our results and outlook for fiscal 2018. Terry?

Terry Handley: Thanks, Bill, and good morning, everyone. As most of you have seen in the press release, diluted earnings per share for the fourth quarter were $0.76 compared to $1.19 a year ago. Year-to-date, diluted earnings per share were $4.48 compared to $5.73 in the same period last year.

During our fiscal year, like many others in the convenience and grocery store sector as well as the broader food service industries, we've experienced downward pressure on customer traffic which had virtually impacted same-store sales across all of our categories. We believe this pressure is related to the agricultural economy and our marketing area, the growing spread in pricing between food away and food at home as well as the increased promotional activities of other competitors. Same-store sales across all categories during the quarter were also affected by the leap year comparison.

This impact was approximately 1% to 1.5%. Taking into account the leap year comparison, same-store customer count in the quarter would've been up slightly, although we're encouraged to see that our basket ring inside the store, excluding fuel, was in line with the previous quarter. Despite the more challenging environment, we continue to be an industry leader in same-store sales growth in both fuel gallons and inside our stores.

Stepping away from the store results for a minute, I would like to give you an update on the progress on the share repurchase program authorized last quarter. As a reminder, the program authorizes repurchases of up to $300 million of common stock over the course of the next 2 years. As the press release indicated, as of the end of the fiscal year, we have repurchased nearly 444,000 shares for approximately $49.4 million.

We continue to believe the share repurchase is an important tool in providing shareholder value. I will now turn the call back to Bill to go over our results and some of the details in each of our categories.

William J. Walljasper: Thanks, Terry. In the fuel category, same-store gallons in the quarter were down 0.5% which is adversely impacted by about 1% to 1.5% due to the leap year comparison last year. We continue to benefit from the low retail fuel prices in our fuel saver program during the fourth quarter. Total gallons sold for the quarter rose 3% to 496.5 million.

The average retail price of fuel during this period was $2.22 a gallon compared to $1.81 last year. The average fuel margin a quarter was $0.172 per gallon, down from the same period a year ago, primarily due to lower volatility and wholesale cost throughout the quarter. Year-to-date fuel margin was on goal at $0.184 per gallon. The fourth quarter margin benefited from the sale of renewable fuel credits commonly known as RINs during the quarter, we sold 15.5 million RINs for approximately $7.1 million.

This represented nearly $0.014 per gallon to the fuel margin. RINs are trading around $0.70 to $0.75. For comparison purposes going forward, last year in the first quarter, the average RINs sold was approximately $0.82. Same-store gallons sold during fiscal 2007 were up 2.1% while total gallons sold for the year were up 5.6% to $2.1 billion. Gross profit dollars in the fuel category for the year were $378.3 million.

Total sales in the grocery and the merchandise category were up 4.7% to slightly over $500 million in the fourth quarter. Same-store sales were up 1.5% during the quarter, while still short of our annual goal primarily due to the deceleration in customer traffic for reasons outlined by Terry earlier. Also the adverse impact from the leap year comparison was up 1% to 1.5% on same-store sales. The average margin in the quarter was 31.1%, down approximately 100 basis points from the same period a year ago.

This was primarily due to a onetime adjustment to inventory and a switch at the beginning of fiscal 2017 from producing and bagging our own ice using a third party for direct store delivery program. The onetime adjustment represented about 60 basis points of the difference. As a result, gross profit for the quarter in the category is up 1.4% to $155.4 million. For the year, same-store sales were up 2.9% with total sales up 5.7% to $2.1 billion. The average margin year-to-date was 31.5%. We are encouraged about our opportunities in this category as we benefit from the continued rollout of major remodels replacement stores and new store openings.

In the prepared food category -- in the fountain category, total sales were up nearly 6.8% to over $233 million for the quarter. Despite the economic environment in our market area, same-store sales in the quarter were up 3.2%. Similar to the other categories, the leap year comparison had approximately 1% to 1.5% adverse impact during the quarter.

Also during the quarter, deeper value promotion within the category primarily in our doughnut and pizza lines looking to drive an increase in traffic to these areas. These promotions have approximately 30 basis point adverse impact on the average margin for the fourth quarter which was down slightly to 61.7%. The margin also was impacted by higher supply cost.

Our various growth programs continue to perform well above our to our unchanged store base. Sales in the unchanged store base continue to be challenged which we attribute generally to the pressures being experienced in the broader convenience and food service industries. In the quarter, prepared food growth profit dollars rose over 6.4% to $143.8 million.

Year-to-date, same-store sales in the prepared food category were up 4.8% with an average margin in line with our annual goal at 62.3%. As we mentioned in the press release, we were able to lock in the majority of our cheese cost at $1.87 per pound. The warehouse in Ankeny is locked in to December 2017 and the warehouse in Terre Haute, Indiana is locked in through August of 2017. We're optimistic about the growth in this category as we benefit from the continued implementation of pizza delivery stores, the major remodel program as well as new store openings.

For the quarter, operating expenses increased 11.4% to $292.6 million. For the year, operating expenses were up 11.2%. Over 50% of this increase in the quarter was due to a rise in wages and payroll taxes. Also the combination of credit card fees and fuel expenses were up $4.2 million the quarter. Store level operating expenses for open stores not impacted by any of the growth programs were up approximately 5.9% in the fourth quarter. Again, this was up primarily due to wage rate increases including our decision in December to keep our commitment to salary increases for our store managers, stemming from the proposed change by the Department of Labor to increase the minimum salary for exempt employees.

On the income statement, total revenue in the quarter was up 16.7% to $1.8 billion due to a 22% increase in the retail price of fuel for the fourth quarter last year. Sales gains due to increased number of stores in operation this quarter compared to the same period a year ago, and the additional rollout of operational growth programs to more stores.

Depreciation in the quarter was up 13.2%. The deceleration from prior quarters this past year was primarily due to less accelerated depreciation as a result of the timing of replacement stores and store closures. The effective tax rate in the quarter was approximately 30.6%, down from the fourth quarter last year due to a reduction in state tax expense. Year-to-date, total revenue was up 5.4% due to sales gains mentioned previously, as well as an increase in retail fuel prices during the year compared to a year ago. We expect our effective tax rate for fiscal 2018 to be around 35.5% to 36.5%.

Our balance sheet continues to be strong. At April 30, cash and cash equivalents were $76.7 million. Long-term debt net of maturities was $907 million while shareholder equity rose to $1.2 billion, up $107 million from the fiscal year-end. For the year, we generated $459.3 million in cash flow from operations and capital expenditures were $458.9 million compared to $400 million a year ago in the same period.

In fiscal 2018, we expect capital expenditures to be between $500 million and $600 million. More detail on capital expenditures will be outlined in our annual report and 10-K to be filed later this month. I would now like to turn the call back over to Terry to talk about our growth programs, our recent unit growth, and our fiscal 2018 outlook.

Terry W. Handley: Thanks, Bill. I will start off with giving you an update on our growth programs. For the year, we completed 103 major remodels. We also converted 89 locations to a 24-hour format, and 161 stores to the pizza delivery format. Currently, we have almost 1,000 stores that are of the 24-hour format and 580 stores that deliver pizza and we have completed 464 major remodels.

In addition, we are encouraged by the gains in our online ordering program. Subsequent to the rollout in January 2016, total downloads of our mobile app have exceeded 850,000 and continues to grow. The amount of pizza orders completed online has climbed to approximately 14% and the basket ring of an online order continues to be around 20% higher compared to a telephonic order. We're optimistic this contribution will continue to grow as the number of downloads of the mobile app increases.

As I mentioned in the call after our third quarter earnings release, we will be taking steps in fiscal 2018 towards enhancing digital engagement with our customers including a loyalty program. We believe we have an opportunity to widen our customer base and increase revenue as a result. We will keep you posted on our progress throughout the year.

This quarter, we opened 24 new store constructions, completed 2 replacement stores and acquired 8 stores. We have 5 additional acquisition stores under contract to purchase and we completed 47 major remodels in the quarter. In addition, we currently have 27 new stores and 21 replacement stores under construction. We believe we are well positioned for future growth.

Currently, we have 116 sites under agreement for new store construction, heading into fiscal 2018. As a reminder, we consider our site we term under agreement to be either a site we have a written contract or a verbal agreement to purchase. The vast majority are written contracts. Please keep in mind that all of our agreements have contingencies that may trigger a site to fall off our list before it gets released to construction. We will be adding additional resources to the store development area this coming year to sustain our future new store construction pace at a higher level and we will be further augmented by acquisition opportunities. Our store count at the end of the fiscal year was 1,978. I'm encouraged by the progress we had made over the past several quarters in this area.

I would like to now discuss our future fiscal 2018 outlook. And I'll begin the outlook by noting a few changes we are making and how we will describe our outlook going forward to the investment community. As a reminder, in the past, we published very specific annual goals in each of our 3 main categories. Throughout the year, we would then report on our results as it compares to those goals. However, we would not adjust or update those goals to reflect any changes based on our quarterly performance. Starting this fiscal year, instead of providing specific annual goals, we will be providing a range in each area as guidance for what we expect to achieve. These ranges will be updated quarterly as necessary throughout the year.

With that in mind, I would like to start by outlining our guidance for fiscal 2018. Increased same-store fuel gallons sold 1% to 2% with an average fuel margin of $0.18 to $0.20 per gallon; increased same-store Grocery & Other Merchandise sales, 2% to 4% with an average margin of 31% to 32%; increased same-store prepared food and fountain sales, 5% to 7% with an average margin of 61.5% to 62.5%; filled or acquired between 80 and 120 stores. We expect operating expenses to increase between 9% and 11% and we expect depreciation to increase between 13% and 15%.

In fiscal 2018, we also plan to replace 30 stores, complete 75 major remodels, convert 75 additional stores to a 24-hour format, and add 100 additional stores to pizza delivery. This will be an area of focus as we head into fiscal 2018. With this in mind, we have created a task force dedicated to reviewing improvement opportunities. We have already taken several steps as part of this effort including the suspension of the $0.25 automatic raise after 90 days, implemented revised compensation guidelines, establishing a tighter wage and merit budget and more strategic focus on advertising efforts resulting in a reduction in advertising dollars spent. We're also reviewing overtime and store level budget hours looking for ways to be more efficient. We believe the combination of these factors will have the potential of an 8-digit savings to operating expense next year. We will continue to work at other opportunities throughout the year.

We have a strong track record of growing the business while also returning value to shareholders through our dividend. At its June board meeting, the board declared a quarterly dividend of $0.26 per share, which is an 8.3% increase from the dividend -- year-end dividend amount in fiscal 2017. The dividend has increased approximately 55% in the last 5 years.

In closing, we recognize that fiscal 2017 was a challenging year, but we are excited about our long-term growth opportunities. We have taken steps to position ourselves for a higher store growth trajectory and are beginning the early stages of several programs that we feel will sustain our positive same-store results history. We will now take your questions.

Q&A

Operator: (Operator Instructions).

Our first question comes from the line of Kelly Bania from BMO Capital Markets.

Kelly Bania: Wanted to just first ask about kind of the environment that you're planning for in 2018. You mentioned a lot of the pressures on the ag, the economy, the promotional backdrop. Just curious, how do you see that progressing throughout the year in relation to your guidance?

William Walljasper: Yes, absolutely, Kelly, I will field that one. So obviously, you know, Kelly, that for the last probably 3 fiscal years, we've seen a decline in the farm income, which is obviously a big piece of our business in our market area. The USDA anticipates [either a flat to solid] declining farm income in calendar 2017.

So we anticipate this piece of the challenging environment to continue to at least the end of the calendar year. Also I'll remind you that we do cycle over several of the large operating expenses items that we outlined in last fiscal quarter, that being able to cycle over the rollout of the increase in salaries to the managers starting in November. We'll also cycle over the rollout of the new payroll system starting in October. The combination of those two is about $4 million contribution, and so I kind of frame the backdrop that way.

Kelly Bania: Got it. And when you talked about the promotional activity and some of the deeper -- I think deeper value promotions you did in the prepared food category, I think you mentioned it was 30 basis points to the gross -- or to the margin for that category, but how did that result in an uptick in comps for that category?

Were you pleased with how those promotions worked? And what kind of promotions are you planning in that category for this year?

William Walljasper: Yes, the two promotions, we actually have two main promotions that we undertook in the fourth quarter. The first was in March. We ran a discount on doughnuts, our cake doughnuts. Normally, they're $0.89. We ran it at $0.69. We also ran in the late in the fourth quarter a special $8.99 single topping pizza ordered online.

And so both of those had an impact, obviously, on margin as I indicated, also added roughly about a 1% impact on the same-store sales. So it resonated in some areas of our business and it didn't resonate in some other areas of our business. So that's one of the things that we take away from that, that I guess I'll call it kind of an R&D process that we can utilize as we head into the upcoming fiscal year. So they were adversely impacted. So we look at the prepared food comp, Kelly, I mentioned that prepared -- the leap year comparison but also about 1% on top of that was reflected of these deep discounts as well.

Kelly Bania: Got it. And any color on what you're planning for those kinds of promotions during fiscal '18?

William Walljasper: We haven’t outlined that publicly on the promotion side of it, but certainly, we’re trying to take away from that some information so we better -- maybe a little more strategical and laser-focused on how we roll those promotions out. We did it to all of our stores to see how the customers would resonate there and certainly looking at the data to see if we can kind of scale it back and be more strategic. As we mentioned in the last conference call, our competitors certainly have been a little more competitive in their promotional activity not only on the pizza side of the business but also big-box retailers as well. So looking to be proactive in that regard.

Kelly Bania: Got it. And then if I can just ask one more on the operating expenses. You gave some color on some of the opportunities. I guess you have -- so just curious how much of that guidance for 9% to 11% growth in operating expenses incorporates all of those initiatives already, or how much potential do you think there is to do some kind of work on that front?

William Walljasper: We did create a task force internally. I mean, obviously, it's a strong focus for us, as Terry mentioned at the end of this fiscal year. We're certainly cognizant of the disconnect between same-store sales softening over this particular fiscal year. At the same time our operating expenses is moving the other direction. So also looking to make some impact there, and we felt that the first two that Terry mentioned were certainly clip levers that we could pull, the 25% automatic raise that our store employees had. Also looking at the Tiger budget/merit guidelines certainly will be impactful.

Also I should point out, he mentioned advertising spend as well. Last year, we took a significant increase in advertising spend as we head into new markets to develop that kind of brand recognition. I think we've started to establish that because we are seeing some nice same-store sales growth in the noncore stage growth relative to our core states this past fiscal year. And so don't look for us to have a significant increase in advertising spend in fiscal 2018. In fact, we may actually be a little bit more strategic and pull that back. And so I think these are all quick hits in fiscal '18 but some will have compounding effects as we head into the later years after that. Now the budget hours piece that Terry alluded to, that's something that we're currently working on. That's a piece that's harder to pull into the equation for operating expense guidance because not exactly sure how it's going to be framed up and when that will be implemented. And so there might be some further opportunities as we head in the back half of fiscal year.

Operator: Our next question comes from the line of Ryan Gilligan from Barclays.

Ryan Gilligan: Can you talk about how comps trended throughout the quarter and maybe where they are now quarter-to-date?

William Walljasper: I certainly can talk about the quarter, maybe a little flavor through really just 1 month I think is what you're asking me. First of all, from a customer count perspective, we did see gradual sequential movement downward each month in the quarter. Traffic came down. We did have a few weather patterns but we always have weather patterns typically in our third and fourth quarter, so I don't think that was anything unusual there.

With respect to how they're trending -- and to answer your question, then same-store sales -- same-store customer count as it falls down, you will see that permeation across all lines of our business and so you can get kind of the same idea there. As we head into the quarter, definitely, we have seen upticks in same-store sales. And like for instance, the fuel gallons is significantly ahead of where we finished the fourth quarter. The other two categories inside are either flat or slightly above kind of where we finished the fourth quarter.

Ryan Gilligan: Got it, that's helpful. And then I guess, are there any differences comp trends by geography? It sounds like you just said the newer markets are performing better than the core markets. Can you give us a sense for how much?

William Walljasper: Yes, and so the newer markets, Ryan, would be states like Tennessee, Kentucky, Arkansas, Oklahoma, North Dakota, Eastern side of Indiana and, even more recently, Ohio. And Ohio really is not in the comp base yet. But when I look at the other stores that they are in the comp base, those stores, albeit they're small contributors from a dollar perspective, but their same-store sales lift is double or triple what we see in the core states right now. I think that is reflective of the efforts that we put in the last fiscal year and doing some marketing and some promotional campaigns in those areas.

Ryan Gilligan: Got it, that's helpful. And then just lastly, on the price increases that you guys have taken a share, it doesn't seem like you've gotten the comp lift that maybe you thought you would. Do you think there's a chance there you think you might need to reverse some of these price increases?

William Walljasper: I don't see us reversing the price increases. I think some of the price increases that we took, quite frankly, have been masked by the economic -- overarching economic conditions. So you may not see the benefit much as you may have seen in the past. And right now the only price increase that we have in play is the one we took back in November and that was about a 1%, maybe 1.5% price increase. But that's something that we’ll have to monitor going forward, especially in kind of a tighter consumer environment.

Operator: Our next question comes from the line of Stephen Tanal from Goldman Sachs.

Stephen Tanal: I guess just to start, you mentioned in the prepared remarks that there's higher supply cost on the prepared side, and then I wondered if you can just flesh that out a little bit, and maybe some comments on kind of how that's been moving around.

William Walljasper: Yes. Typically, we see supply cost increase roughly at the end of the calendar year. So we discussed this a little bit in the last conference call. So we're still seeing it on a comparative basis. So these are the supply costs like in cups, straws, napkins, those types of items.

Stephen Tanal: Got it, so not food, per se.

William Walljasper: No, not so much the food side of it.

Stephen Tanal: Okay. And then there are some changes to compensation structure in the [8-K] announced last night, and I wonder if you would sort of say maybe at the midpoint of the target in the old plan versus the new plan. Is there an anticipated net savings in that change? Or how would you frame that?

William Walljasper: I'm not sure that I would necessarily frame it like a net savings perspective. Obviously, we're very cognizant of compensation around here, and we look at most of those increases, they were pretty modest increases. I think that's reflective of the condition that we experienced through the fiscal year.

Now, we will be framing up the long-term incentive plan which will be a little bit different this coming year, looking at taking the ROI component out of the short-term and put it into more of a long-term perspective. And so that will frame up here in the last several weeks to a month as we go forward when we report on that accordingly.

Stephen Tanal: Got it, okay. And then just lastly for me, the gas margin outlook is a little bit better than I think we were thinking, and I'm trying to sort of understand the puts and takes there. And can you give us a little flavor for that and maybe what assumptions you have in there for RINs as well?

William Walljasper: Yes, you're referrer to our fiscal '18 outlook I'm assuming there.

Stephen Tanal: Yes.

William Walljasper: Yes, historically what we've done, Stephen, is we don't have any crystal ball to see where the fuel margin may go. I'm not sure not anybody does. But what we typically have done in the fuel margin is used our 3-year average fuel margin which would include any RINs benefit. And so the RINs benefit, as we look at our 3-year average, it comes in roughly about $0.19 over the last 3 years. That includes maybe $0.015 or so of RINs embedded into that. I will say this -- and that's the stance we've taken for many, many years. And in the last 10 years, only once have we been below that goal. So it seems to be a pretty close barometer, but things, obviously, as you know, can ebb and flow with the fuel margin.

Operator: Our next question comes from the line of Chuck Cerankosky with Northcoast Research.

Charles Cerankosky: Bill, if we look at the guidance ranges for each segment, is it proper to think about a trade-off between margin and comps so that if the margin's higher, you're leaning towards lowering comps and would get you to a similar operating profit?

William Walljasper: Yes, actually that's how we've managed the business to grow profit dollars. So I mean we will give up margin to drive revenue or vice versa if we see opportunities. So that's a fair statement.

Charles Cerankosky: And then when you want to clarify something, you've talked a little bit about the comps impact of the doughnut promotion. Was that a 100 basis point negative impact to comps?

William Walljasper: That's correct.

Charles Cerankosky: All right. Now if we're looking at the store opening cadence for the current fiscal year, it looks like a few fell off at the end of the year just completed. Does the first quarter start out relatively high because of that?

William Walljasper: It starts out higher than probably first quarter a year ago, but I would not say it would start out high. When we look at the cadence of new store construction, it will be backloaded this fiscal year.

Charles Cerankosky: Can you describe how much, please?

William Walljasper: I would say probably at least 50-plus percent of the stores that we have planned to open will be in the back half of the year. And right now, as a kind of a minimum, we're looking for 80 new store constructions this coming fiscal year.

Charles Cerankosky: So acquisitions would be additive to that?

William Walljasper: Yes, definitely, and both of those would sprinkle out throughout the year.

Charles Cerankosky: How are you seeing -- better said, what's your ability for new hires into the new stores and expanded dollars all that? What kind of labor market are you seeing right now?

William Walljasper: I think it's a tight labor market. I think if you would take a look at kind of a similar industries related to the C store space, it is very tight. It's not uncommon for people to jump ship for a $0.25 raise here and there, and so that has been a challenge.

And as I mentioned or maybe Terry mentioned about wage rate pressures, wage rate increases, we have definitely seen that throughout our market, and some of these wage rate pressures for us to remain competitive around some of the noncore hours of the 24-hour stores, that pizza delivery, things of that nature just to make sure that at the end of the day, we want to be the employer of choice. And so part of that has to be being competitive not only in wage but also with benefits. So it's a continued challenge for us.

Charles Cerankosky: And last question is on the task force that's looking at reducing operating expenses, I think you or Terry mentioned an 8-digit decrease. Are you talking about fiscal '18 or fiscal '19 where we would see that show up?

William Walljasper: We're talking about fiscal '18. I think there's some compounding effects that go into fiscal '19 and beyond especially on that merit piece. As we kind of show up and tighten the comp guidelines, a 1% change in a merit increase compounded over several years is a big compounding number. And so, yes, we were reflecting just on fiscal '18 opportunities.

Operator: Our next question comes from the line of Irene Nattel tell from RBC Capital Markets.

Irene Nattel: Just looking at the loyalty program, wondering if you can give us any color around how you expect to roll that out, what the key features will be and also presumably your guidance around OpEx includes the incremental cost associated with loyalty?

William Walljasper: Yes. I'll start and Terry can kind of chime in, so right now you're absolutely correct on the operating expense piece of that. That doesn't include any estimated cost to increase that, but I would not look for the rollout of any type of new digital engagement to be -- until the latter part of fiscal '18 so that will definitely start coming more in fiscal '19. But we have reached out to a number of third parties, and understand that we may not have the skill set internally to move forward in the path we want to here it so we want to get that. And so we reach out to several of third parties to assist in that area. We're looking at the responses for RFP at this point.

And so I guess more to come on that, but we definitely have recognized that there's a consumer out there that engages with business in the digital arena. And we want to make sure that we give them an avenue to engage with us, and so we do believe we have an opportunity to gain incremental customers from an increased awareness in this particular area. And so to that loyalty piece there, Irene, I'm not sure how it's going to shape up at this point. But as you know, currently, we do not have a loyalty program, and we certainly see some of the benefits of the fuel saver program that we've had now for about 3 or 4 years and we want to take that and springboard off of that in other areas of our business. So we're excited about that -- this adventure. We don't have a lot of details at this point but we'll keep you posted each quarter in that regard.

Irene Nattel: That's really helpful. And I guess that kind of leads me into my next piece, which is the whole issue around the performance of the untouched store base. You've been so fairly clear that it's in those stores that you're seeing the most pressures. So wondering if what you're thinking around any programs to improve performance in there and how you see loyalty perhaps playing into that because, presumably, some of the untouched store base is also some of your most loyal customers.

William Walljasper: Yes, absolutely. So we roughly have about 1,300 stores in the unchanged store base. So just by the nature of that size is going to be the biggest impact. And some of the things that Terry mentioned was operating expenses will touch that piece right there. So you should see a benefit from those operating expenses initiatives going into that.

As I mentioned -- or Terry mentioned -- in the operating expense side, in the unchanged store base, it was up 5.9%. If you take the -- to kind of back out for a minute, the minimum salary that we changed back in November, that hadn't taken place and then we're back down to 4.8%. And so we're getting back into a level where we were running at prior to this fiscal year which is kind of that 3% to 5%. It does fluctuate in that regard. And so I think those things will help the unchanged store base. Also as we get into a loyalty program, absolutely, that's going to help not only the unchanged store base but the entire company. So we're excited about our long-term opportunities.

Irene Nattel: That's great. And one final, if I might. Coming back to the commentary around some of those promotions that you ran and I guess wondering -- obviously, prepared food and fountain is a big category, but any learnings that you can take from consumer response or not, and thinking around some of your grocery categories, and how you might try and use some of that information with regard to having to drive traffic as we move into F '18.

William Walljasper: Yes. I mean I think one of the things that we learned from that, both of those promotions that I referred to were company-wide, and so we are now certainly back on that to see the effects in maybe more populated areas where we do come across more competitive landscape.

And so I think one of the things I think we'll take away from that is when you look at some of these deeper promotions, those promotions may not be needed to be done throughout the entire chain, and so for us to be a little bit more focused as to where we will roll those out in the future. So I think that will be a learning lesson for us.

Operator: Our next question comes from the line of Chris Mandeville of Jefferies.

Christopher Mandeville: Bill, just starting off really quickly, point of clarification here. So you mentioned that the quarter-to-date trends were a bit better or if not flattish relative to how you exited the quarter. Just want to confirm that's versus the exit not the actual average for Q4, correct?

William Walljasper: The Q4 numbers that we reported is what I was referring to.

Christopher Mandeville: Okay. So the actual, for instance, 1.5% grocery comp that you put up, you're seeing better trends relative to that quarter-to-date?

William Walljasper: That's absolutely correct.

Christopher Mandeville: Okay, and then actually maybe sticking with grocery, excluding cigarettes, can you help us understand the progression from Q3 to Q4 on the sales trends?

William Walljasper: Yes. The sales trends were kind of similar to what we reported in Q3. I mean one of the things that we faced in the cigarette category, we do see, albeit its gradual, but it's been continuing for several quarters, a movement away from part pack purchasing.

We've also seen a movement away from full value purchasing to a more discounted brand which could be a generic brand. And so both of those moves or trends have lower RINs, and so that is affecting, obviously, the overall grocery and other merchandise category.

Christopher Mandeville: Okay. And then on the guide for the comps themselves, we saw that you recently expanded your online offering to I think largely all prepared food that you offer now. Are there any initial expectations embedded in the guidance? And as it relates to the conversions that you plan on executing for the -- what's the uplift that you're expecting there? Are you expecting it to be somewhat more marginalized as you've alluded to in the past or to see similar uplift?

William Walljasper: Well, the first part of your question, with respect to expanding the delivery to other aspects of our prepared food, that’s absolutely correct. We just recently started that and we have nothing embedded into the cost to reflect anything in that regard. We're hopeful that, obviously, it will be a positive for us, but it's one of those things that as we expand the delivery stores and get a higher brand recognition in some of the noncore states, it's one of the opportunities we thought we had to test the waters to expand that. You may even see us expand that into maybe some other grocery items later in the year.

Christopher Mandeville: Okay. And then just as it relates to the expectations on conversions, are you expecting that uplift on a per-site basis to be somewhat marginalized as you move to second and third choice type of sites?

William Walljasper: I think what you're asking me is -- let we clarify that there, Chris. What you're asking is when we roll out the additional delivery to these other products, you think those will be neutral effect?

Christopher Mandeville: No. I'm thinking more about the 24-hour conversions, and how you've really just -- you're not rolling them not into sites that already have some type of augmented hours. So within the guidance, is the uplift from those set of initiatives now marginalized? Or are you expecting kind of the same types of uplift that you've seen historically?

William Walljasper: Got it. Yes, so I mean not only 24 hour but all the growth programs. I mean the sales lifts that we have seen in store programs, we’re seeing a pull back in those. As you probably would expect related to the economic conditions that we're in, I would say that there is a significant difference between the growth programs stores, and the unchanged store base with respect to their same-store sales.

So we're still very positive, but to your point, they will be slightly less positive as we move because of the nature, like in your commentary, the 24-hour stores that we're converting going forward. Many, if not most of those, already have modified hours to begin with.

Christopher Mandeville: Okay, and the last one from me there, just assuming the continued execution on your buyback and the accelerated organic unit growth, is there any assumption embedded in fiscal '18 for additional debt?

William Walljasper: Well, as I look at -- obviously, if you look at a $300 million share repurchase that's authorized over the next couple of years accelerated growth pattern, there's going to be a need for additional debt. So at some point at the end of fiscal year, look for us to make some commentary in that regard.

Christopher Mandeville: Any ability to possibly quantify that at all?

William Walljasper: Not at this point.

Operator: Our next question comes from the line of Ben Bienvenu from Stephens.

Benjamin Bienvenu: So on the full year guidance, certainly, the expectation for the comps are that they'll be lower than the prior goal that you set out. That's just the stable vision of trends and certainly an acceleration of trends from what we've seen in the last couple of quarters. Is that a function of easing comparisons or your quarter-to-date comps that you've seen? And what ultimately gives you the confidence that you think you can deliver against this that you should put out there?

William Walljasper: That's a fair question, and part of it has been and part of it is as we look to -- for easier comparisons in this fiscal year relative to the comparisons we had in 2017 to 2016. But also when we go and start framing up our guidance with respect to these particular categories, it is a very well-thought-out cross functional team that we have here that looks at everything from cadence that allows growth programs and the contribution on a year to year basis, of those programs and how they will come into the fiscal year.

You look at promotional activities both in the prepared food category and Grocery and General Merchandise category and the estimated impact of those. You look at potential price increases, any legislative issues that may adversely impact us or positively impact us, but also they’ll look at the new stores that have been opened in the prior years as they come into the comp base and that maturation cycle as well. In addition to total sales, we look at the cadence of the new stores coming in as well. So it's a very well-thought-out program that gets us there.

Also, in the back half of the year, as I mentioned in one of the earlier questions, hopefully, the farm income will start to flatten out and start going in the other direction. The USDA seems to think that might at that point. I will also comp against some of the OpEx piece that I mentioned earlier. So I think all those things are factored into the equation here.

Benjamin Bienvenu: So taking into consideration that thoughtfulness around the guidance, do you think the underperformance last year relative to your initial goals was a function of the magnitude of the headwinds associated with farm income kind of hitting middle of last calendar year that maybe was under-anticipated? And then also, is it fair to say that the way that you had thought about your goals previously is different than how you're thinking about the guidance you're providing now?

William Walljasper: Well, I think to answer the first part of your question, there's no question that when we put our goals out for fiscal 2017, I'm not sure we fully anticipated the customer response -- the consumer response I should say, in relation to the economic conditions.

And as we look back into fiscal 2016, we had a pretty good year in fiscal 2016. And actually every quarter in that in fiscal 2016, we saw a sequential movement upward in our same-store traffic count as well as a movement upward in our basket ring inside the store. So didn't see any type of indications that there was a potential softening from a consumer standpoint, but -- and so that's why we had put into place those goals. Now the approach that we took this fiscal year was very similar to last fiscal year. The only difference is that we are now taking into account the effect of the economic conditions that we're in more so than we did the prior year.

Benjamin Bienvenu: Okay, great. And then maybe just following on one point of clarification on the quarter-to-date same-store sales trends. Is it fair to say that you've seen acceleration relative to the comps in the fourth quarter when adjusted for a leap day as well?

William Walljasper: Yes. I would say that's fair, depends on what category you're looking at.

Operator: Our next question comes from the line of Ben Brownlow from Raymond James.

Benjamin Brownlow: On the remodels, the 75, just a bit of a slowdown from the prior years. Can you talk about what you were seeing in those recent remodels and kind of the cadence of that remodels for fiscal year '18?

William Walljasper: Yes, a major remodel program is one of those when we look at ROI because we have about a $600,000 - $700,000 investment. And I think we might have talked about this in the past, but typically, the second or third year of a major remodel, that's when we get into the double-digit after-tax return on investment I just mentioned.

Now the revenue lifts here, as I alluded to in one of the prior questions, have slowed down relative to what they were in probably 2 or 3 years ago. That's really more of a function of the economic conditions and the consumer reaction here this past fiscal year throughout our entire company. But as far as the 75 number at this point, really we take a look at all of the different initiatives we have going on for capital expenditures, replacement stores, major remodels, an acceleration of new construction activity. Hopefully, we'll get more acquisitions coming up in this fiscal year. So we try to balance all of that. So it's really just a function of that. We still have several more fiscal years of rollout of the major remodel program.

Benjamin Brownlow: Okay, great to hear. And that will be fairly evenly spread out through the fiscal year, is that what...

William Walljasper: Yes, hopefully more so than we were last year. It might get a little bit back loaded. It depends kind of set some of the other things I just mentioned, how those roll out in fiscal year as well. But your last couple of years, we have been backloaded on major remodels. I would tend to believe that we're going to be slightly backloaded again in this fiscal year.

Benjamin Brownlow: Okay, great. And then just one last one for me. If you mentioned it I missed it. I think you said something to the effect of August and December of this year, you had two different cheese prices locked in. Can you just give some color around that?

William Walljasper: Yes, the cheese price really is the same cheese price just the duration of the forward buy. Here in Ankeny, we're able to execute a forward buy at $1.80 -- roughly $1.87 per pound all-in through December of 2017. And then in Terre Haute, Indiana, we have another supplier there. We're able to execute a forward buy through August of 2017 roughly at that same $1.87 per pound.

Operator: Our next question comes from the line of Anthony Lebiedzinski from Sidoti & company.

Anthony Lebiedzinski: So Bill, I just wanted to follow up on one of the previous questions about the revenue lift that you're seeing from the major initiatives. Can you perhaps quantify as what you're seeing nowadays from revenue limits from whether it's pizza delivery expansion or major remodels in some of the other initiatives?

William Walljasper: Yes. Let me give you a little color there. I mean I think it might be a little screwed given the backdrop of the environment that we're in right now. But as you might recall, we were typically seeing a revenue lift in the 12 months following a rollout of one of these initiatives relative to the 12 months prior roughly in that 20% to 25%, depending on the category. That's prepared food. Right now we're seeing those down roughly half of that.

Anthony Lebiedzinski: Okay. Got it, okay. Right, that's helpful. And then switching over to store growth expansion. So which states are you targeting the most? I know you opened a new store in Ohio. Is that where we'll see bulk of the growth in your noncore states? And I also was wondering if you could just touch on what you're seeing from acquisition multiples from the C stores out there.

William Walljasper: Yes, as far as the new store construction, Anthony, when we look at those agreements, that Terry mentioned, 116 sites under agreement, I would say roughly about half of those sites are, what I would call, new areas. Now and to define that would be Oklahoma, Arkansas, Tennessee, Kentucky, the eastern side of Indiana, Ohio, even we have some sites in Wisconsin. We've been in Wisconsin for a long time. We still have a lot of stores there currently. So it's roughly about 50% of those are going to be in those areas. And we're excited about that. As we mentioned earlier, especially in the state of Ohio has really embraced our stores coming into their communities and have been firing off certainly well ahead of some of the newer states that we implemented in the past 3 or 4 years. So we're encouraged by that. Looking for other opportunities in other states like the state of Michigan as well. And so continue to leverage that distribution center and continue to expand our presence. As far as the M&A multiples go, I mean as you know, we typically have paid between 5 and 7x. That's not necessarily a barometer of where we'll go. We'll pay outside of that if the asset warrants it using some of the more public trends be it more double-digit multiples. But our multiples are still in that high single digit right now.

Anthony Lebiedzinski: Got it, got it, okay. And then that's as far as your Terra Haute distribution center, what level of capacity is that operating now?

William Walljasper: Yes, we have roughly about 630 stores running out of that distribution center. I would say it's probably roughly about 55%, 60% capacity. Now we look at it on a per-store basis. We look at opportunities to have miles-driven savings. And so when we see an opportunity that we can save more miles, we might look at a third distribution center and probably you'll see that in the not-too-distant future.

Anthony Lebiedzinski: Okay. And what would be a possible location of that third distribution center?

William Walljasper: That's still to be determined at this point. We're still kind of shoring up where the ideal location might be for that.

Operator: Our next question comes from the line of Bob Summers from Macquarie.

Robert Summers: I just wanted to go back to the three items that are -- or the three big variables that are impacting your business and trying to understand where the rate change or the incremental changes is coming from, understanding that the ag economy has been for a while, food spends have been problematic for a while. They were probably off wide, and that competition is something that you more recently have spoken about just trying to understand where incrementally the pressure is coming from.

William Walljasper: Well, I think the pressure is a combination of, obviously, all those. But with respect to the farm income, that's been, as you know, Bob, that's been going on - that decline has been going on for the last 3 years, and so it just continues to weigh on the customer. And each year that farm income goes down, I think there's an incremental pressure on the consumer, and they're forced to tighten their belts a little bit more.

We’re hopeful that can turn around some time in this fiscal year and that tightening of the consumer changes. You're correct on the spread. I think we have seen a compression of that spread. So it's not as wide as it has been in prior quarters. That's a plus. So incrementally, hopefully starts get less and less of an issue. Now on the competitive landscape out there, I mean we definitely have seen an increase in promotions out there. We see it in the grocery store. We see it in the big box. We see it in the competitors with respect to pizza. Even in the QSR, people are just becoming much more focused on promotional activity, trying to drive customers the value propositions. And we can't be -- we can't put blinders on and those need to be proactive and try to look at those and make appropriate adjustments. Those are really the three.

Robert Summers: Okay, and then what I really want to get to is, as I think about the comp guidance for fiscal '18 and sort of the run rate that we had in the fourth quarter even adjusting for the leap day, what's the right way to think about the cadence of the components as we go through '18? Is it going to be weaker in first half and stronger in the second half, one, as some of these things particularly farm income maybe gets a little better than we have easier comparisons? I mean how should we think about that?

William Walljasper: I think you stated very well. I think that's certainly the anticipation that at the back half, given, obviously, some of these pressures we just talked about are starting to lessen, we see an opportunity for uptick in the back half.

Robert Summers: Okay, and then last one, I don't think that it came up, I don't think you give an exact spread. How underperforming are the unchanged stores?

William Walljasper: I don't think I did give a spread there. Now when you say underperforming, when I refer underperforming, I relate to expectations coming into this fiscal year. And generally speaking, on an unchanged store basis the store run in on that low to mid-single-digit comps. And certainly, it's assumed that's kind of in a flattish mode right now. And so again, as coming back to your commentary just a minute ago, as some of these overarching pressures, we’ll see -- at least we're hopeful that, that level starts to uptick.

Operator: Our next question is a follow-up from the line of Chuck Cerankosky from Northcoast Research.

Charles Cerankosky: Bill, just wondering if you could comment on how tobacco might behave in fiscal 2018. What kind of trends are you looking at in that category?

William J. Walljasper: Well, I mean I would venture to guess this, Chuck, at this for the first part of fiscal 2017, obviously -- excuse me, fiscal 2018, with the consumer still under pressure, look for more movement towards package away from cartons or for more value opportunities, consumer will have with respect to cigarettes for us generic or some other discounted brand. So those are definitely things that we're seeing. Also here, we are seeing more and more of our stores here in Iowa start to move to the Marlboro Leadership Program. We just converted maybe another 20 or so stores here this past quarter. We have roughly have about 30% of our stores in Iowa now to that program. So I would mention that, that may continue, but cigarette is a challenging category. It's been a declining category for some time and I think there'll be pressure in that regard.

Operator: (Operator Instructions) Our next question comes from the line of Kelly Bania from BMO Capital Markets.

Kelly Bania: Bill, wondering if you could just follow up on the about the MLP comment. I think you just said 30% of your stores in Iowa are now in that program. Can you just talk about the impact of that, how that impacted comps and margins this quarter, and what would be the impact if the rest of those stores in Iowa get transitioned?

William Walljasper: Well, on the first part, but I'm not sure how we'd be able to answer the second part of your question there. Right now it's been relatively neutral to slightly negative impact with moving that. I mean obviously, when we move the stores in that, we lower the retail environment which will impact -- and we have a fair amount of stores in Iowa, so you could probably extrapolate that into a -- depend on how the market would react I guess, will depend on how the overall impact would be, but it's a neutral to downward movement.

Kelly Bania: And on margins as well?

William Walljasper: Yes.

Kelly Bania: And I guess just one last follow-up. Just any comment on CapEx guidance for fiscal '18.

William Walljasper: I'll probably defer that until we actually have that out in the annual Form 10-K. As we traditionally have done in the past year, we'll break that in similar buckets that we report on and so if anybody has any questions on the CapEx when it rolls out, just feel free to give me a call.

Operator: Our next question is a follow-up from the line of Chris Mandeville from Jefferies.

Christopher Mandeville: Bill, can you give us a sense if you have that now in your fingertips what the deflationary impact was in fiscal '17 and what you're expecting within the guidance for fiscal '18 in the grocery category anyways?

William Walljasper: Yes, I don't have that in my fingertips, but I'd characterize this, however, if you look at deflationary impact, that's probably more of an impact in the grocery store environment than it would be for us. And we do have several products that would be impacted, but I'm not sure that they're big enough products to really have kind of a significant impact. I mean the bigger deal for us is what we alluded to earlier that spread between food away and food at home. I mean It's still there but any movement in the other direction would be a slight positive for us.

Christopher Mandeville: Okay, and then I understand you don't want to necessarily mention the buckets as it relates to CapEx, but just regarding the 80 -- the potential 80 new stores, if you will. Can you help us understand what percentage of those units will actually be of the new lower-cost format?

William Walljasper: Yes, it's going to be right about 25%, 30% of those would be in that new lower-cost format.

Christopher Mandeville: And can you just remind us of the differential there?

William Walljasper: Yes, new store construction is roughly about $3 million. That will be our larger footprint. Obviously, that varies around that for a number of things like land, for instance. Roughly that construction that you just mentioned is roughly about $2.3 million, $2.4 million.

Operator: Our next question comes from the line of Shane Higgins from Deutsche Bank.

Shane Higgins: Bill, it looks like you guys ramped up your pizza deliveries in FY '17. It sounds like you guys are bringing it back down a little bit, back to the 100 range, if I heard that right. Can you just talk about the decision to slow those down a little bit and obviously how the sales lift has been from that initiative?

William Walljasper: Yes, and I'll circle back to the fiscal 2017 ramp-up. We actually -- it's in the third quarter, I believe, we made a decision to increase the number of pizza delivery stores to some of the smaller communities and running those at 4-day pizza delivery weeks kind of as an R&D to see if we have opportunities in some of the smaller communities to be successful in pizza delivery. They performed relatively well, probably a little bit ahead of my expectation. And so we continue to test that, making sure it wasn't like a Heimlich effect in that regard. So if we continue to see solid performance, it would not surprise me if that 100 goes north of that in the fiscal year.

Shane Higgins: Okay. So you guys could ramp up that later this year if you're seeing good results on that still?

William Walljasper: Yes, correct. Now if we ramp it beyond that, again, we'll smaller communities on a 4-day delivery. Yes, definitely, I think we had some opportunities there.

Shane Higgins: Okay, and so most of the stores are on a 7-day?

William Walljasper: Yes. I would say, yes, of the ones that Terry mentioned, definitely, majority of those were 7 days.

Shane Higgins: Okay, okay. And then just on your RINs, it looks like you guys had a nice step-up in the number of RINs that you sold. Was this a timing issue? I know in some quarters, you guys have had some timing around month-end. I didn't know if that was a timing aberration. Or how should we think about that over the next couple of quarters?

William Walljasper: Yes, no, it's wasn't a timing issue but you're right. Occasionally, we will have that, where one of the contracts get shifted into a different month, but that is not the case in that in this regard. I think that's probably going to be like a normal cadence of RINs moving forward.

Shane Higgins: Okay, great. And then just last one for me on the other category, obviously, sales and profitability were down a little bit. Any color around that? I know just looking into next year, should that be up slightly? I don't know how should we think about modeling that.

William Walljasper: Well I mean we talked about RIN we put the guidance of their based on kind of what we think we can accomplish in the coming year. But in Q4 specifically, we did have a one time inventory adjustment. That was about 60 basis points. That was about $2.7 million in the fourth quarter. We also were lapsing over that bagged ice program that I mentioned previously. That would take care of the majority of that other spread between where we finished in Q4 of this year in margin relative to Q4 last year in margin in the grocery in merchandise category. Prepared food category, in Q4, we called out that 30 basis point impact, that adverse impact due to the deeper promotions that we ran in the fourth quarter. One of the unknowns in the margin side of the prepared food category would be the back half of fiscal year as we come off the lock of cheese in both distribution centers, and so kind of I'd like to see where that goes going forward.

Shane Higgins: And so just to clarify, in the other category, that was -- you had some impact from the ice program there?

William Walljasper: Not in the other category, the Grocery and General Merchandise category. If I understood misunderstood your question, I apologize.

Shane Higgins: Yes. I was just actually referring to the other category. I know it was down a lot in the third quarter I believe. I think you guys were lapping a large lotto.

William Walljasper: Yes. It was a huge lotto - it was a huge lotto last year.

Shane Higgins: I mean were you guys cycling a similar difficult compare in the fourth quarter? Or just any color around that, anything that can help us model that item?

William Walljasper: Yes, I mean I'm not sure what was -- I mean it was down -- the other category gross profit was down slightly to the same period a year ago, but not significantly. So I don't know it might just be an interplay of lottery sales in the quarter. It could be some coupons ran-through, nothing to call out at this point.

Operator: This does conclude the question-and-answer session of today's program. I'd like to hand the program back to Bill Walljasper for any further remarks.

William Walljasper: Thank you very much, Simon. I appreciate everybody getting on the call this morning. If you have any follow-up questions, feel free to give me a holler, but have a great week. Thank you.

Operator: Thank you ladies and gentlemen, for your participation in today’s conference. This does conclude the program. You may now disconnect. Good day.